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                            [SYNTROLEUM Letterhead]

                                                                     EXHIBIT 5.1



                                                                January 12, 2001



Syntroleum Corporation
1350 South Boulder, Suite 1100
Tulsa, Oklahoma 74119


Ladies and Gentlemen:

          As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Syntroleum Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), that may be issued (the "Shares") pursuant to a Stock Option Agreement dated February 3, 1999 and a Stock Option Agreement dated January 1, 2000, each relating to stock options issued to a consultant to the Company (the "Option Agreements"), certain legal matters in connection with the Shares are being passed upon for the Company by me. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

          In my capacity as General Counsel of the Company, I have examined the Company's Certificate of Incorporation and Bylaws and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, I have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

          I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, I am of the opinion that:

          1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.
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Syntroleum Corporation                  2                       January 12, 2001

          2. Upon the issuance and sale of the Shares pursuant to the provisions of the Option Agreements, such Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 /s/ ERIC GRIMSHAW
                                 ----------------------------------------
                                 Eric Grimshaw
                                 Vice President/General Counsel